Exhibit 99.1
M.D.C. Holdings, Inc. Announces Intent to Delist Senior Notes
Denver – May 24, 2024 – M.D.C. Holdings, Inc. (the “Company”) today announced that, pursuant to authorization from its Board of Directors, the Company has notified the New York Stock Exchange (“NYSE”) of its intention to delist its 6.000% Senior Notes due 2043 (NYSE: MDC 43) (the “Notes”), as well as to deregister all outstanding issuances of its senior notes from registration with the Securities and Exchange Commission. The Company has not made, and does not intend to make, arrangements for the listing and/or registration of the Notes on another national securities exchange or for quotation on another medium. These actions do not affect the terms of its outstanding senior notes. The last day of trading of the Notes on the NYSE is expected to be June 13, 2024.
About M.D.C. Holdings
M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have helped more than 240,000 homebuyers achieve the American Dream since 1977. One of the largest homebuilders in the nation, MDC is committed to quality and value that is reflected in each home its subsidiaries build. The Richmond American companies have operations in Alabama, Arizona, California, Colorado, Florida, Idaho, Maryland, Nevada, New Mexico, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia and Washington. Mortgage lending, insurance and title services are offered by the following MDC subsidiaries, respectively: HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company. The Notes are traded on the NYSE under the symbol “MDC 43.”